EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Bank of Marin Bancorp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Debt	Debt securities
Equity	Common stock, no par value per share
Equity	Preferred stock, no par value per share
Other	Warrants
Other	Depositary Shares (4)
Other	Units
Unallocated (Universal) Shelf					$125,000,000	0.0001531	$19,138
Total Offering Amounts					$125,000,000	0.0001531	$19,138
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$19,138

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)	This registration statement covers such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of depositary shares and such indeterminate amount of debt securities, warrants and subscription rights Bank of Marin Bancorp, as having an aggregate initial offering price not to exceed $125,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.
(4)	Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the deposit agreement.